Exhibit 8(a)(7)

                                                             [LOGO] State Street

                      STATE STREET BANK AND TRUST COMPANY

                             CUSTODIAN FEE SCHEDULE

                            SCUDDER COMPLEX OF FUNDS
                           (As listed in Schedule A)

1.    ADMINISTRATION

      CUSTODY SERVICE

      Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions in local and base currency. Withhold foreign taxes. File foreign tax reclaims. Monitor corporate actions. Report portfolio positions.

      A.    DOMESTIC ASSETS

            First $10 Billion       .60 Basis Points
            Second $10 Billion      .55 Basis Points
            Third $10 Billion       .50 Basis Points
            Fourth $10 Billion      .40 Basis Points
            Over $40 Billion        .30 Basis Points

      A minimum charge of $6,000 annually will be applied to new funds which do not reach $100mm within one year from inception. This minimum charge would begin in the 13th month.

      B.    GLOBAL ASSETS

      Country Grouping

      Group A    Group B  Group C      Group D    Group E   Group F      Group G
      -------    -------  -------      -------    -------   -------      -------
      Euroclear  Austria  Australia    Denmark    Portugal  Indonesia    Argentina
      Japan      Canada   Belgium      Finland    Spain     Malaysia     Bangladesh
                 Germany  Hong Kong    France               Philippines  Brazil
                          Netherlands  Ireland              South Korea  Chile
                          New Zealand  Italy                Sri Lanka    China
                          Singapore    Luxembourg           Sweden       Columbia
                          Switzerland  Mexico               Taiwan       Cypress
                                       Norway                            Greece
                                       Thailand                          Hungary
                                       U.K.                              India
                                                                         Israel
                                                                         Pakistan
                                                                         Peru
                                                                         Turkey
                                                                         Uruguay
                                                                         Venezuela

      Holding Charges in Basis Points (Annual Fee)

      Group A    Group B    Group C    Group D    Group E    Group F    Group G
      -------    -------    -------    -------    -------    -------    -------
       3.5         5.0        6.0        8.0        20.0       25.0      40.0

II.   PORTFOLIO TRADES - FOR EACH LINE ITEM PROCESSED

      State Street Bank Repos                                           $ 7.00

      DTC or Fed Book Entry                                             $12.00

      New York Physical Settlements                                     $25.00

      PTC Purchase, Sale Deposit or Withdrawal                          $16.00

      Global Trades

      Group A & B    Group C    Group D    Group E & F    Group G
      -----------------------------------------------------------
          $25         $40         $50          $70          $150

III.  OPTIONS

      Option charge for each option written or
      closing contract, per issue, per broker                           $25.00

      Option expiration charge, per issue, per broker                   $15.00

      Option exercised charge, per issue, per broker                    $15.00

IV.   SPECIAL SERVICES

      Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures, and other special items will be negotiated separately.

V.    EARNINGS CREDIT

      A balance credit equal to 75% of the 90 day CD rate in effect the last business day of each month will be applied to the Custodian Demand Deposit Account balance of each fund, net of check redemption service overdrafts, on a pro-rated basis against the fund's custodian fee, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31) will not be carried forward.

OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

Telephone
Wire Charges ($5.00 per wire in and $5.25 out)
Postage and Insurance
Courier Service
Duplicating
Legal Fees
Supplies Related to Fund Records
Rush Transfer-$8.00 each

Transfer Fees
Sub-custodian Charges
Price Waterhouse Audit Letter
Federal Reserve Fee for Return Check
  items over $2,500 - $4.25 each
GNMA Transfer - $15.00 each
Stamp Duties
Registration Fees



Scudder Complex of Funds
(as listed in Schedule A)              STATE STREET BANK & TRUST COMPANY


By: /s/ Pamela A. McGrath              By: /s/ Michael L. Williams
    -------------------------------        -------------------------------------
Title: Treasurer and Vice President    Title: Vice President
Date:  August 1, 1994                  Date:  July 27, 1994